EXHIBIT 10.1b

SHAREHOLDERS AGREEMENT

BETWEEN

MILLENNIUM INDIA ACQUISITION COMPANY INC

AND

SMC GLOBAL SECURITIES LIMITED

AND

PROMOTERS OF SMC GLOBAL SECURITIES LIMITED

Dated ______ day of May, 2007

3/F, Mahatma Gandhi Memorial Building,
7, Netaji Subhash Road, Charni Road (West),
Mumbai 400 002
Tel: (+91) 22 2281 1700
Fax: (+91) 22 2284 1800
E-mail: rajesh@aralaw.com

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SHAREHOLDERS AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS	2

2.	COMPANY	6

3.	ADDITIONAL CAPITAL	6

4.	CORPORATE GOVERNANCE	8

5.	RESTRICTIONS ON TRANSFER	12

6.	COVENANTS OF PROMOTERS	16

7.	CONFIDENTIALITY	18

8.	ADDITIONAL COVENANTS	18

9.	INDEMNIFICATION	20

10.	TERM	22

11.	TERMINATION	22

12.	RESOLUTION OF DISPUTES	23

13.	GOVERNING LAW	24

14.	NOTICES	24

15.	MISCELLANEOUS	25

SCHEDULES

SCHEDULE 1: PROMOTER AND PROMOTER GROUP

SCHEDULE 2: COMPANY AND SMC GROUP COMPANIES

SCHEDULE 3: KEY MANAGERIAL PERSONNEL

SCHEDULE 4: SHAREHOLDING STRUCTURE OF COMPANY AND SMC GROUP COMPANIES

SCHEDULE 5: AMENDED ARTICLES OF ASSOCIATION

SCHEDULE 6: SPECIFIED MATTERS

SCHEDULE 7: DEED OF ADHERENCE

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SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made as on this           day of May, 2007.

BETWEEN:

(1)
MILLENNIUM INDIA ACQUISITION COMPANY INC. a company organised under the laws of the State of Delaware, United States of America and having its office address at 330 East, 38th Street, suite 46C, New York, NY 10016, USA (hereinafter referred to as “Investor”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns); AND

(2)
SMC GLOBAL SECURITIES LIMITED, a company incorporated under the Indian Companies Act, 1956, having its registered office at 17, Netaji Subhash Marg, Darya Ganj, New Delhi (hereinafter referred to as “Company” which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors); AND

(3)	MR. S.C. AGGARWAL (“Promoter No. 1”), son of Mr. M. G. Aggarwal, Indian inhabitant, residing at C-335, Saraswati Vihar, New Delhi-110088; AND

(4)	MR. M.C. GUPTA, (“Promoter No. 2”), son of Mr. S.S. Gupta, Indian inhabitant residing at C-39, Anand Vihar I.P. Extention, New Delhi-110092; AND

(5)	Person and entities listed at Schedule 1 (“Promoter Group”) represented jointly by Mr. S.C. Aggarwal and Mr. M. C. Gupta.

Promoter No.1 and Promoter No.2 are collectively referred to as “Promoters”.

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W H E R E A S:

A.
The Company is engaged in the business of dealing in the security market as stock broker, distribution of mutual fund units, IPO distribution and has made an application to Securities and Exchange Board of India for registration as portfolio manager. The Company through SMC Group Companies (defined below) is engaged in the business of commodities trading, insurance broking, merchant banking and investments.

B.
Vide a Share Subscription Agreement dated       , May 2007, the Investor has agreed to subscribe for 1,314,054 Equity Shares in the Company constituting 14.90% of the issued and paid-up share capital of the Company (“Subscription Shares”) on a fully diluted basis and as a consequence, an indirect proportionate shareholding in the SMC Group Companies listed in Schedule 2 hereto.

C.
The Parties wish to record in writing the terms and conditions applicable to the future relationships between the shareholders of the Company inter se and between the Company and its shareholders, and matters ancillary thereto.

NOW, THEREFORE, IN CONSIDERATION OF THE COVENANTS AND REPRESENTATIONS SET FORTH HEREIN, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE PARTIES, INTENDING TO BE LEGALLY BOUND AGREE, AS FOLLOWS:

1.	DEFINITIONS

1.1
Capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Share Subscription Agreement. In this Agreement, the following terms, to the extent not inconsistent with the context thereof or otherwise defined herein, shall have the following meanings assigned to them herein below:

a.	“Act” shall mean the Indian Companies Act, 1956 and any amendment thereto or any other succeeding enactment for the time being in force;

b.
“Affiliate” in relation to the Investor, being a corporate entity, means any entity, which is a subsidiary (with Investor, directly or indirectly, holding 50.1% or more shares) of the Investor including the Investor’s Dubai Subsidiary;

c.
 “Agreement” shall mean this Shareholders Agreement together with the annexures thereto as from time to time made, amended, supplemented or replaced or otherwise modified in accordance with the terms of this Agreement;

d.
“Applicable Law” shall mean any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, judgment, decree, injunction, or any interpretation, determination, award, permit, license, authorization, directive requirement, ruling or decision of, agreement with, or by a Government Authority;

e.	"Articles of Association" means the Articles of Association of Company from time to time;

f.	"Board" means the board of directors of the Company or any of the SMC Group Companies, as the context may require;

g.	"Business" means the business carried on by the Company including the business carried on by each of the SMC Group Companies;

h.	“Company” means SMC Global Securities Limited and for the purposes of Clause 4 of this Agreement shall also include the SMC Group Companies;

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i.	"Completion" means the completion of the subscription by the Investor, and the allotment and issue by the Company to the Investor, of the Subscription Shares;

j.	"Completion Date" means the date on which Completion takes place in accordance with the provisions of the Subscription Agreement;

k.
"Covered Activity" means direct or indirect participation, whether or not for compensation, in the ownership, management or control of, or the provisions of advisory, consulting or any other services to, any business or entity engaged in a business or activity identical or similar to or that directly or indirectly competes with, the Business or any business or activities that may be commenced by Company or any of the SMC Group Companies after the Completion Date;

l.
"Damages" means all claims, demands, actions, causes of action, assessments by a Government Authority, losses, investigations, proceedings, damages, penalties, fines, costs, payments, expenses and judgments, including interest and penalties and reasonable attorneys’ fees, disbursements and expenses;

m.	“Directors” means the directors on the Board;

n.	"Equity Shares" means voting equity shares with a par value of Rs. 10/- (Rupees Ten) each in the authorised and issued share capital of the Company;

o.	“Effective Date” means the date of Completion.

p.
‘Governmental Authority’ shall mean any administrative agency, commission, court or other governmental or regulatory authority or instrumentality, whether central, state, local or municipal or judicial, quasi-judicial or administrative forum, including but not limited to, ministries and departments of the Government of India and Tax authorities in India and US.

q.
“Group Companies” shall mean (i) SMC Comtrade Limited, (ii) DSP Insurance Brokers Limited, (iii) Nexgen Capitals Limited, (iv) SMC Comex International DMCC, (v) Abhichaya Investment Private Limited, and (vi) Pulin Investment Private Limited, (vii) SAM Global Securities Limited.

r.
"Indian GAAP" means statements of generally accepted accounting practice recommended by the Institute of Chartered Accountants of India and, where there are no principles recommended, the accounting principles accepted in India and consistently applied from period to period and throughout any period in accordance with the past practices of the Company;

s.	"India" means the Republic of India as constituted from time to time;

t.	"Key Managerial Personnel" means the persons listed in Schedule 3 hereto;

u.
"Lien" means, with respect to any property or asset, any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien, voting agreement, right of first refusal, conditional sale agreement, title retention agreement, restriction, easement, option, fiduciary assignment and any security or similar agreement of any kind or nature whatsoever;

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v.
“Material Breach” shall mean any failure, neglect, breach or default by the Promoters in complying with the following: (i) restrictions and obligations in relation to transfer of the Equity Shares held by the Promoters and Promoter Group and Company in relation to SMC Group Companies (Clause 5.1, Clause 5.2 and Clause 5.4), (ii) appointment of Investor Director (Clause 4.1.1.1) and appointment of observer (Clause 4.1.1.6) (iii) appointment of Investor Alternate Director (Clause 4.1.3), (iv) listing of the Equity Shares of the Company as required under Clause 6.3.,(v) anti-dilution right in Clause 5.8 and affirmative right of the Investor as indicated in the specified matters listed out in Schedule 6 at point (a), (b), (d), (f), (h), (k), (l), (q). It will also include any failure, breach or default by Promoters or Promoter Group or the Company in relation to SMC Group Companies to vote through their respective appointed/nominated director or proxies otherwise than as required under the Agreement for the above provisions;

w.	"Memorandum" means the Memorandum of Association of Company from time to time;

x.
“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency), but only to the extent consistent with Applicable Law and the custom of entities engaged in the same business as the existing business of the Company or SMC Group Companies, as the case may be;

y.
"Person" means a human being, labor organization, partnership, association, joint venture, corporation, limited liability company, legal representative, trustee, trustee in bankruptcy, receiver or any other legal entity whatsoever;

z.	“SEBI” means the Securities and Exchange Board of India;

aa.	"Securities" shall have the meaning ascribed thereto in Clause 2(h) of the Securities Contract (Regulation) Act, 1956;

bb.	"Shareholder" means shall mean Investor and Promoter Group collectively, and “Shareholder” shall mean any one of them individually;

cc.
“SMC Group Companies” shall mean (i) SMC Comtrade Limited, (ii) DSP Insurance Brokers Limited, (iii) Nexgen Capitals Limited, (iv) SMC Comex International DMCC, (v) Abhichaya Investment Private Limited, and (vi) Pulin Investment Private Limited.

dd.
"Subscription Agreement" means the agreement headed "ShareSubscription Agreement" dated __May 2007, executed or to be executed between the Company, the Investor and the Promoters, and in terms of which the Investor will subscribe for, and the Company will allot and issue to the Investor, the Subscription Shares;

ee.
"Transaction Agreements" means (i) this Agreement, (ii) the Subscription Agreement, and (iii) any other agreements or documents included as a Transaction Agreement and designated as such by agreement in writing between the Parties.

1.2	Interpretation:

1.2.1	The terms referred to in this Agreement shall, unless defined otherwise or inconsistent with the context or meaning thereof, bear the meaning ascribed to it under the relevant statute/legislation.

1.2.2	All references in this Agreement to statutory provisions shall be construed as meaning and including references to:

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1.2.2.1	Any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

1.2.2.2	All statutory instruments or orders made pursuant to a statutory provision; and

1.2.2.3	Any statutory provisions of which these statutory provisions are a consolidation, re-enactment or modification.

1.2.2.4	Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

1.2.2.5
Headings to clauses, sub-clauses and paragraphs are for information only and shall not form part of the operative provisions of this Agreement or the Schedules and shall be ignored in construing the same.

1.2.2.6	References to recitals, clauses or schedules are, unless the context otherwise requires, are references to recitals, to clauses of or schedules to this Agreement.

1.2.2.7	Reference to days, months and years are to Gregorian days, months and calendar years respectively.

1.2.2.8
Any reference to the words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to clauses or annexures of this Agreement as specified therein.

1.2.2.9	Any expression importing a natural person includes any company, trust, partnership, joint venture, association, body corporate or governmental agency.

1.2.2.10	Where a word or phrase is given a defined meaning, another part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning

1.2.2.11
Reference to “Investor”, unless repugnant to the context shall for the purpose of this Agreement, mean and include the Affiliates of the Investor. The rights under this Agreement shall be exercised by the Affiliate holding 7.451% of the issued and paid-up share capital of the Company at Completion. For computing the paid-up equity share capital the bonus shares and subsequent increase in the capital pursuant to the merger with SAM Global Securities Limited and any 100% subsidiary of the Company shall be included.

1.2.2.12	The words “include” and “including” shall be construed without limitation.

1.3
Any agreement, covenant, representation, warranty, undertaking or liability arising under this Agreement on the part of Promoters shall be deemed to be made or given by such Promoters jointly and severally. Without limiting the generality of the foregoing, whenever used in this Agreement, except as otherwise expressly provided, "Promoters" shall include each Promoter, jointly and severally and Promoters shall be jointly and severally liable for any obligations hereunder. However, it is clarified that for the purpose of indemnity the term Promoter shall include: (i) Mr. M.C. Gupta, (ii) Mr. S.C. Aggarwal, (iii) Mrs. Sushma Gupta, and (iv) Mrs. Hemlata Aggarwal and no other Promoters as indicated in the Promoter Group and any Promoters’ obligation to indemnify the Investor under this Agreement will be limited to the extent of and for the amount of shortfall in the Losses that the Company has failed to pay to the Investors in the first place.

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2.	COMPANY

2.1	As of the Completion Date, the authorized share capital of the Company shall be as follows:

Authorized Share Capital	No. of Shares	Value per Share
Rs. 20,00,00,000	1,50,00,000 Equity shares 50,00,000 Preference Shares	Rs. 10 Each Rs. 10 Each

2.2	As of the Completion Date, the issued, subscribed and paid-up share capital of Company shall be as follows:

Issued, Subscribed and Paid-up Share Capital	No. of Equity Shares	Value per Equity Share
Rs. 8,81,91,540	88,19,154	Rs. 10 each

2.3	As of the Completion Date, the shareholding structure of each of the SMC Group Companies shall be as reflected in Schedule 4 hereto.

2.4
On or prior to Completion, the Company shall convene a meeting of its shareholders and shall take all the necessary steps required to amend the Articles of Association of Company to reflect the form of the Articles of Association set out at Schedule 5. On or prior to Completion the Company shall also cause the SMC Group Companies to take necessary steps to amend their respective articles of association to suitably reflect the provisions of this Agreement. The Promoters agree to vote all of their Equity Shares in favor of all resolutions required in order to amend the Articles of Association as aforesaid.

2.5
The Company shall deliver to the Investor a certified true copy of the resolution of the general meeting/shareholders of the Company evidencing the amendment to the Articles of Association as stated above and a certified true copy of the filing receipt of Form 23 with the Registrar of Companies, regarding the same.

2.6
The Parties hereby agree that in the event of any inconsistency between the provisions of this Agreement and the Memorandum and Articles of Association, then the provisions of this Agreement will prevail and the Shareholders shall expeditiously amend the Memorandum and Articles of Association to remove any such inconsistency.

3.	ADDITIONAL CAPITAL

3.1
Additional Capital. If the Board of the Company, acting reasonably in the circumstances, decides at any time that borrowings from a bank or other outside sources are not desirable, and that funding by way of share capital is preferable to funding by way of loan account, which decision is approved in writing by the Investor (any time within (i) 2 years from the date of Completion, or (ii) listing of the Equity Shares of the Company at National Stock Exchange Limited or Bombay Stock Exchange Limited, whichever is later), the Board shall request the shareholders, by issuance of a notice (the "Funding Notice") to the shareholders of the Company, to contribute, within 30 (thirty) days or such other period as required under Applicable Law after the issuance of the Funding Notice (the "Funding Period") additional capital to Company, pro rata to their respective holdings of the issued and paid-up share capital of Company, by way of subscription for additional Equity Shares in accordance with Section 81(1) of the Act. Provided that the Funding Period shall be extended by any period reasonably necessary to obtain any Government or regulatory approval for the purpose of contributing such additional capital.

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3.2
Determination of price. If additional capital is to be contributed pursuant to Clause 3.1, then the subscription price for such additional Equity Shares shall be determined by the Board and set out in the Funding Notice. The Company shall, promptly upon the receipt of such subscription price, issue the appropriate number of Equity Shares based upon the payments received from the shareholders.

3.3
Failure to subscribe. In the event of a the Shareholder failing to subscribe for the additional Equity Shares offered to it within the Funding Period, such Equity Shares shall be offered to the other Shareholder.  In this event, the Shareholder shall be entitled to subscribe for all or any of the Equity Shares offered to it either itself or through its Affiliates or Promoter Group within 15 (fifteen) business days of receipt of the offer and irrespective of any change in the equity shareholding pattern of Company.

3.4
Restriction on Renunciation. The Shareholders shall not renounce the right in respect of Equity Shares offered for subscription in favor of any other Person (other than an Affiliate or Promoter Group, as the case may be) without first giving the other Shareholder, a reasonable opportunity to subscribe for the Equity Shares on the same terms and conditions that such right is proposed to be renounced in favor of any other Person (other than an Affiliate or Promoter Group of the renouncing Party). No such renunciation will be made by the Promoters in favor of any Person if such renunciation will be detrimental to the interests of the Company or the Investor.

3.5
Subscription through Affiliates or Promoter Group. Any Shareholder may subscribe for additional Equity Shares through any of its Affiliates or Promoter Group, as the case may be, under Clause 3.4, subject to the prior fulfillment of the following conditions:

3.5.1	such Affiliate shall previously have signed a Deed of Adherence;

3.5.2
prior to any such Affiliate ceasing to be an Affiliate of the relevant Shareholder, all of the Equity Shares held by such Affiliate in the Company shall be transferred to the Shareholder in question or to another Affiliate of the Shareholder in question;

3.5.3	the relevant Shareholder shall guarantee the performance by such Affiliate of its duties, obligations and liabilities under this Agreement; and

3.5.4	all the provisions of this Agreement that apply to the Shareholder shall apply to such Affiliate to the same extent.

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4.	CORPORATE GOVERNANCE

4.1.1	Composition of the Board

4.1.1.1
For and during the term of this Agreement, the Investor shall be entitled to nominate and maintain in office, one (1) non-executive Director to the Board of the Company, and to propose the removal of any Director so appointed from office and to recommend the appointment of another in the place of the Director so removed, provided that the Board shall, as soon as practicable and in any event prior to the consideration of any other matter, upon notice from the Investor, remove such Director and appoint as Director such replacement designated or nominated by the Investor ("Investor Director"). The rights under this Agreement shall be exercised by the Affiliate holding 7.451% of the issued and paid-up share capital of the Company at Completion. For computing the paid-up equity share capital the bonus shares and subsequent increase in the capital pursuant to the merger with SAM Global Securities Limited and any 100% subsidiary of the Company shall be included.

4.1.1.2
The Investor Director shall be liable to retire by rotation in accordance with the provisions of the Act, but upon such retirement shall be eligible for re-appointment, and shall be duly re-appointed as Director, it being the intention of the Parties that the Investor Director shall remain Director at all times up to the termination of this Agreement.

4.1.1.3
The Board shall have the overall responsibility for management of Company and may appoint and delegate such day to day functions to the chairman, the managing director, manager or to a committee, as it deems fit.

4.1.1.4	The Investor Director shall have all powers and privileges in accordance with Applicable Law.

4.1.1.6
Appointment of Observer. The Investor will have an option to appoint such “observer” in SMC Group Companies. If the Investor exercises its option to appoint such “observer”, the Company shall and Promoters shall ensure that such “observer” has the right to attend and speak at all such meetings of the SMC Group Companies and receives all notices, agendas, draft resolutions, reports and other documents provided by or on behalf of SMC Group Companies to its directors. It is clarified that the “observer” shall have no rights to vote at any such meetings of SMC Group Companies. The Company shall have and the Promoters shall have caused each of the SMC Group Companies to appoint a representative individual nominated by Investor as an “observer” with rights to attend all meetings of the board of directors, committees of the board of directors and the shareholders of each of the SMC Group Companies, if requested by the Investor at its discretion under this Clause 4.1.1.6.

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4.1.2	Qualification Shares. A Director need not hold any qualification shares.

4.1.3
Investor Alternate Director for Specified Matters. In the event that any Investor Director (an "Original Investor Director") is away for a continuous period of more than (3) months from the state in which the meetings of the Board are ordinarily held, the Board shall appoint another Director (an "InvestorAlternate Director") for and in place of the Original Investor Director. The Board shall only appoint such Investor Alternate Director nominated by the Investor. Such Investor Alternate Director shall be entitled to receive all materials supplied to Directors and shall also be entitled to attend all meetings of the Board and committees thereof in the absence of the Original Investor Director.

4.1.4
Committees . The Investor Director shall be entitled to attend all committees and sub-committees (by whatever name called) of the Board. The Investor Director shall be a necessary part of the quorum for every meeting of the committee or sub-committee of the Board where any Specified Matters are considered.

4.1.5	Liability of Investor Director

4.1.5.1	The Promoters and the Company expressly agree that the Investor Director will be a non-executive Director and subject to Applicable Law will be considered as independent director.

4.1.5.2
The Promoters and the Company expressly agree and undertake that the Investor Director shall not be in charge of, or responsible for the day to day management of the Company and shall not be deemed to be "officers in default" as the term is defined in the Act and shall accordingly not be liable for any default or failure of the Company in complying with the provisions of any Applicable Laws.

4.1.5.3
The Promoters and the Company expressly agree that the Investor Director shall not be identified as officer in default of the Company or occupier of any premises used by Company or an employer of the employees of Company.

4.1.5.4
Immediately upon Completion, the Company shall, and the Promoters shall ensure that Company shall, procure suitable Director and Officers Liability insurance of an amount of up to India Rupees Five Crores in favor of the Investor Director from a reputable insurance company acceptable to the Investor in respect of claims or liabilities resulting from the actions or omissions of the Investor Director as Directors of the Company for an amount acceptable to the Investor.

4.1.5.5
Voting for appointment of Directors. The Promoters shall vote their Equity Shares in favor of all resolutions required for the election of person nominated to be Investor Director by the Investor in accordance with Clause 4.1.1.

4.1.5.6
Withdrawal of Nomination. The Investor shall at any time be entitled to provide written notice to the Board withdrawing its nomination of any Investor Director. Such written notice shall take immediate effect. On receipt of such written notice, the Promoters shall be bound to cause their Directors to vote in favor of the removal of the Investor Director whose candidature is withdrawn by the Investor.

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4.2	Board Meetings

4.2.1
Number of Board Meetings. The Board shall meet at least 4 (four) times in every calendar year and at least once in every calendar quarter. All expenses and costs incurred for attending meetings of the Board by the Investor Director shall be borne by the Company. A Board meeting may also be held by teleconference or video conference and/or the presence of a Director at a meeting may be recorded if he is present over telephone or video conference, if such meeting or presence, as the case may be, is not contrary to law.

4.2.2
Notice for Board Meetings. At least 7 (seven) days prior written notice shall be given to each of the Directors of any meeting of the Board or a committee or sub-committee of the Board where any Specified Matter are being considered. Every notice to an Investor Director shall also be sent to one of its designated addresses in India. A meeting of such Board or a committee meting where Specified Matters are proposed to be considered may be held at shorter notice with the written consent (which may be signified by letter, facsimile or e-mail with receipt acknowledged) of a majority of Directors which shall include at least 1 (one) Investor Director.

4.2.3
Contents of the Notice. A reasonably detailed agenda shall be supplied to each Director along with the notice, together with the draft resolutions and other appropriate documentation with respect to agenda items calling for Board action, to adequately inform Directors regarding matters to come before the Board. Any Director wishing to place a matter on the agenda for any meeting of the Board may do so by communicating with the Chairman of the Board sufficiently in advance of the meeting of the Board so as to permit timely dissemination to all Directors of information with respect to the agenda items.

4.2.4
Quorum for Board meetings. A quorum of the Board shall include at least 1 (one) Investor Director at the commencement and throughout the duration of the meeting where any Specified Matters are proposed to be or are considered. If the Investor Director is not present at any meeting of the Board ("Initial Meeting"), the meeting shall be adjourned to the same time and place in the next week (unless otherwise agreed by all the Directors) or if that day is not a day to the immediately succeeding business day. Not less than 5 (five) days notice shall be given of any adjourned meeting ("Adjourned Meeting"). At the Adjourned Meeting, the Board, in the absence of the Investor Director, the Board can decide upon matters other than the Specified Matters as provided in Clause 4.3.5. If the Investor Director is unable to attend the Initial Meeting he shall on or before the date of the Adjourned Meeting convey in writing to the Company his acceptance or disagreement in relation to the Specified Matter proposed to be considered at such Initial Meeting or the Adjourned Meeting. It is understood between the Parties, that the Promoters shall ensure that none of the Specified Matters will be taken up at the Shareholders Meeting (except an agenda item for dividend required under the Act to be taken-up at the Annual General Meeting of the Company) unless: (i) it has been approved at the Board meeting with Investor Director voting in favor of such resolution, or (ii) the Investor Director has given his affirmative consent in writing to take-up and consider such Specified Matter at the Shareholders meeting. The Promoters and the Company in so far as the SMC Group Companies are concerned shall not exercise their voting rights at the Board and/or the Shareholders meeting against the decision conveyed by the Investor Director.

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4.2.5
Decisions of the Board. Subject to Clause 4.3.5, each Director shall have 1 (one) vote and all decisions of the Board shall require the affirmative vote of a majority of the Directors at a duly convened meeting of the Board at which a quorum is present. In the event there is a vacancy on the Board and an individual has been designated to fill such vacancy, the first order of business shall be to fill such vacancy.

4.2.6
Circular Resolution for Specified Matters. Subject to Clause 4.3.5 and except for those actions required by the Act to be determined at a meeting of the Board, all decisions of the Board may be taken by circular resolution. The notice period for any circular resolution considering any Specified Matter shall be 7 (seven) days. The draft of the resolution must be circulated to all Directors including the Investor Director and as regards the Investor Director a copy shall also be sent to one of its designated addresses in India. Each circular resolution must be in writing and will be deemed to have been passed only when signed  by the Investor Director on any Specified Matter.

4.3	Shareholders Meetings

4.3.1
General Meetings. An annual general meeting of the Shareholders shall be held within 6 (six) months of the end of each financial year. Subject to the foregoing, the Board or any of the Shareholders may convene an extraordinary general meeting of the Shareholders whenever they deem appropriate.

4.3.2	Chairman for General Meeting. The chairman of the Board shall be the chairman for all general meetings. The chairman shall not have any second or casting vote.

4.3.3
Proxies. Any Shareholder may appoint another Person as his proxy (and in case of a corporate shareholder, an authorized representative) to attend a meeting and vote thereat on such Shareholder’s behalf, provided that the power given to such proxy must be in writing.

4.3.4
Quorum for General Meetings. To constitute a quorum for a general meeting of the Company where any Specified Matter is being considered, the presence in person or through proxy of an authorized representative of Investor shall be necessary at the commencement and throughout the duration of the meeting, unless the Investor has prior to the meeting conveyed in writing to the Company his acceptance or disagreement in relation to the Specified Matter proposed to be considered at such Shareholders Meeting. The Promoters and the Company in so far as the SMC Group Companies are concerned shall not exercise their voting rights at the Shareholders Meeting against the decision conveyed by the Investor Director.

4.3.5	Specified Matters. Notwithstanding anything contained in this Agreement, during the subsistence of this Agreement:

4.3.5.1	Each of the Specified Matters as contained in Schedule 6 hereto shall be decided by the Company or the SMC Group Companies only through a resolution of its Board or shareholders, as the case may be.

4.3.5.2	No resolution or decision shall be passed or taken by the Board or the shareholders of the Company or the SMC Group Companies with respect to any of the Specified Matters unless:

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(i)	Such resolution or decision is approved by a majority of the Board, which majority includes the affirmative vote of an Investor Director, or

(ii)	Such resolution or decision is approved in writing by the Investor, or

(iii)	The Investor, by itself or through proxy, votes in favor of such resolution at a general meeting of such company.

4.3.6	Exercise of Voting & Other Rights

4.3.6.1
The Promoters and the Promoter Group and the Company, in so far as the SMC Group Companies is concerned undertake to ensure that they, their representatives and proxies representing them at the general meetings of the Company and the SMC Group Companies, shall at all times exercise their votes and through their respective appointed/nominated Directors (or alternate Directors) at Board meetings and otherwise, act in such manner so as to comply with, and to fully and effectually implement the spirit, intent and specific provisions of this Agreement.

4.3.6.2
If a resolution contrary to the terms of this Agreement is passed at any meeting of shareholders or at any meeting of the Board or any committee or sub-committee thereof, such resolution shall be null and void.

4.3.7
Avoidance of Conflict; Necessary Actions. Each Promoter shall vote all of its Equity Shares, and shall take all other actions necessary, to (i) ensure that the Company's Memorandum and Articles of Association facilitate and do not at any time conflict with any provision of this Agreement, and (ii) to ensure compliance by the Company of its obligations hereunder.

4.4
Related Party Transaction. From the date of Completion, all transactions of the Promoters with the Company and/or the SMC Group Companies for expenses, income, and/or any contingent liability exceeding in an amount of INR 41 million in any Financial Year will require the prior approval of the Investor and all related party transactions shall be conducted at commercially justifiable terms and the relationship will be conducted at an arm's-length basis.

5.	RESTRICTIONS ON TRANSFER

5.1
Restrictions on Transfer. The Promoters and Promoter Group shall not be permitted, directly or indirectly, and shall not agree to do any of the following during the continuance of this Agreement except (a) if required under or as contemplated in Clause 5.2 of this Agreement, or (b) with the prior written consent of the Investor:

5.1.1	transfer or exchange any Securities of the Company or SMC Group Companies other than in compliance with this Clause 5;

5.1.2	pledge, mortgage, Lien, charge or otherwise encumber any Securities of the Company or SMC Group Companies;

5.1.3	redeem any Securities of the Company or SMC Group Companies.

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5.2	Permitted Transfers.

5.2.1	Promoters and Promoter Group are permitted to transfer their Shares amongst individuals forming part of the Promoter Group, subject to compliance of and as permitted under Applicable Law;

5.2.2
Subject to compliance of Applicable Law the Promoters and Promoter Group may transfer upto 5% of the issued and paid-up share capital of the Company, to any third party (“Purchaser”) in a financial year (i.e. April 1 to March 31), subject to (i) the Promoters and Promoter Group shareholding in the Company not falling below 35% of the issued and paid-up share capital of the Company and (ii) the Promoters and Promoter Group not giving any favorable right to the Purchaser than that available to the Investor under the Shareholders Agreement;

5.2.3
Subject to compliance of Applicable Law, if the Promoters and the Promoter Group have divested their Shares to third party under Clause 5.2.2 of this Agreement, Promoters and Promoter Group may transfer, in each financial year (i.e. April 1 to March 31) up to further 5% of the issued and paid-up share capital of the Company to any third party, provided: (a) they continue to hold at least 25.1% of the issued and paid-up share capital of the Company, and (b) are in ‘control’ of the Company, and (c) the Company’s shares are listed on either the Bombay Stock Exchange Limited or the National Stock Exchange Limited, and (d) Promoters and Promoter Group complying with the requirements indicated in Clause 5.4 of this Agreement. The word ‘control’ for the purpose of this Clause 5.2.3 shall mean (i) the right to appoint majority of the directors of the Company, (ii) power to direct the management or policies of the Company and (iii) Promoters and/or Promoter Group continue to be classified as ‘Promoter’ of the Company under Applicable Law.

5.3
Invalid Transfers. The Company shall refuse to register any transfer or other disposition of Securities purported to be made by the Promoters in breach of any of the provisions herein contained. The Shareholders shall cause their nominees on the Board to cast their votes in such a manner as to ensure that the Company registers all transfers made in accordance with this Agreement.

5.4	Transfer of Shares by Promoter.

5.4.1
Notice of Transfer. From the date of this Agreement, in the event the Promoters or Promoter Group or any of them propose to transfer any of their Securities in the Company (the “Offered Shares”) under Clause 5.2.3, the Promoters and the Promoter Group shall first obtain and provide to the Investor a bonafide written offer from the proposed third party purchaser (the “Purchaser”) to purchase the Offered Shares. Such offer (the “Outside Offer”) shall:

5.4.1.1	State the identity of the Purchaser (including the proposed ultimate beneficial owner of the Offered Shares), and any group of companies of which such proposed Purchaser is a part;

5.4.1.2	State price per Share offered (“Offer Price”);

5.4.1.3	State the number of Shares to be transferred;

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5.4.1.4	State the other material terms and conditions of the Outside Offer; and

5.4.1.5
Contain an undertaking from the Purchaser that the Purchaser shall purchase the Shares held by Investor as of the date of the Outside Offer on the same price and terms as that offered to Promoter excluding non-compete premium to the extent of fifteen (15%) of the Offer Price.

5.4.2
Option of Investor. Within Thirty (30) days after receipt of the Outside Offer, the Investor shall have the option, exercisable in its sole discretion to sell equal number of its Shares of the Company to the Purchaser at the price and substantially in accordance with the terms set out in the Outside Offer in priority of the Promoter and/or Promoter Group. The Investor shall notify the Promoter in writing (the “Transfer Notice”) within Thirty (30) days after receipt of the Outside Offer of the manner of exercise of its option under Clause 5.4.2. If no such Transfer Notice shall have been received by the Promoter or Promoter Group on the expiry of such period of Thirty (30) days, the Investor shall be deemed to have refused to exercise its option under Clause 5.4.2, in which event Promoter may execute the transfer in favor of the Purchaser at the Offer Price and on the terms set forth in the Outside Offer within next Thirty (30) days thereafter, and can avail an additional premium of up to 15% of the Offer Price without offering it to Investor provided it is received as non-compete premium as may be permitted under Applicable Law. If the Promoters and/or Promoter Group fail to complete the transfer within this period of Thirty (30) days, the steps and procedure indicated in Clause 5.4 shall be again followed for any proposed transfer under this Clause 5.2.3.

5.5	Transfer of shares by Investor.

5.5.1
Investors shall have the right to sell all or part of the Shares as and when they desire without any restrictions. However, if any Investor, at any time during the subsistence of this Agreement, intends to sell or otherwise transfer all or part of their Shares of Company to third parties, Promoters shall have a right of first offer (“Promoters Right of First Offer") to buy the shares from Investor, whereupon the following procedure as indicated in Clause 5.5.2 to Clause 5.5.5. shall apply.

5.5.2	Investor shall deliver a written notice (the "Investor Transfer Notice") to Promoters. Investor Transfer Notice shall state the number of Investor Shares to be sold together with:

5.5.2.1	the identity of the proposed purchaser (including the proposed ultimate beneficial owner of the shares), and any group of companies of which such proposed purchaser is a part;

5.5.2.2	State price per Share offered;

5.5.2.3	State the other material terms and conditions of the offer.

5.5.3
If the Promoters are willing to buy all of the Investor Shares on offer, the Promoters shall notify Investor in writing (the “Promoter Purchase Notice”) no later than thirty (30) days after the Investor Transfer Notice of Promoters intent to purchase all the Investor Shares on offer. If the Promoters exercise their right of first offer, then the Promoter Purchase Notice must: (i) relate to all the Investor Shares on offer, (ii) must set out the price at which the Promoters offer to purchase the Investor Shares on offer, and (iii) such price must be immediately payable to the Investor in cash on the date of sale of the offered Investor Shares to the Promoters.

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5.5.4
If no such Promoter Purchase Notice shall have been received by the Investor, Promoters shall be deemed to have refused to exercise their right of first offer and the Investor may execute the transfer of the Shares set forth in the Investor Transfer Notice in favour of any third party at a price not less than that offered to the Promoters, within a period of thirty (30) days from the date of the Investor Transfer Notice.

5.5.5
On receipt of the Promoter Purchase Notice, the Investor shall at any time within a period of thirty (30) days sell the Shares on offer to the Promoters at the price set out in the Promoter Purchase Notice. It is agreed between the Parties that the Promoters Right of First Offer shall immediately lapse upon the listing of Company’s shares on the Bombay Stock Exchange Limited and/or the National Stock Exchange Limited and the Investor shall not be obligated by any provisions of Clause 5.5. Provided that the Investor sells the shares through the mechanism of the stock exchange.

5.6	Government Approvals. It is hereby agreed that:

5.6.1	any sale or transfer contemplated under the provisions of this Agreement shall be subject to any necessary Government or regulatory approvals;

5.6.2
any time limit imposed by the provisions of this Agreement shall be extended in respect of any period reasonably necessary to obtain any Government or regulatory approval, provided that, the Parties shall use all reasonable endeavors to expedite the obtaining of any such approvals; and

5.6.3
if the Investor is unable to take up any Securities to be transferred in accordance with the provisions of this Agreement or any part thereof due to any Applicable Laws, it shall be entitled to nominate any other party acceptable under Applicable Law to purchase such Securities or any part thereof and acceptable to the Promoters.

5.7	Deed of Adherence

In every case of a transfer of Securities by the Promoters to any Person in accordance with the provisions hereof, the Promoters shall ensure before transferring its Securities to such Person that:

5.7.1
Such Person shall be bound by the obligations of the Promoters under this Agreement. Until compliance by such purchaser, the obligations of the Promoters under this Agreement shall not cease. Any such purchaser or transferee of the Securities shall, ipso facto, by virtue of its being such a purchaser/transferee be automatically bound by the obligations of the Promoters.

5.7.2
Prior to the acquisition of the Securities, the purchaser of the Securities shall execute a Deed of Adherence in the content and form annexed hereto as Schedule 7. If the purchaser fails to or refuses to sign the said Deed of Adherence, then the transferring Shareholder shall not be entitled to transfer any Securities to the purchaser and any transfer not in accordance with this Clause shall be null and void.

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5.8
Anti-dilution Rights. Notwithstanding any other provisions of this Agreement, for a period of two (2) years from the Completion Date or till such time as the Company lists its Shares on the National Stock Exchange or Bombay Stock Exchange in accordance with Clause 6.3, whichever is later, the prior written consent of the Investor shall be required for the Company to make any new issuance of Securities of the Company. Provided that where the Investor consents to such issuance, the Company shall not offer any rights to such Person which will in any way conflict with the rights of the Investor. It is further expressly agreed that in the event any Person who invests in the Company is offered rights, including those relating to voting, dividends, transfer of shares, and further issues of shares, that are more favorable to such Person than those offered to the Investor, the Investor shall have the right to require the Promoters and the Company, and the Promoters and the Company shall ensure that the Investor is entitled to enjoy any and all such rights offered to such other Person, and the Parties agree to execute all such documents as are necessary to offer such additional rights to the Investor.

6.	COVENANTS OF PROMOTERS

6.1
Access/Information. From and after the date hereof until the termination of this Agreement, the Company and the Promoters shall, and Promoters shall cause the Company and each of the SMC Group Companies to, afford to and permit the Investor, access to its personnel, properties, books, contracts, commitments, financial and operating data and records and to discuss the business, affairs, operations, finances, regulatory status and other matters related to the Company and SMC Group Companies, with the Promoters and the Company. The Parties agree that the disclosure of information and documents by the Promoters and the Company to the Investor pursuant to this Agreement shall not relieve the Promoters or the Company from any obligation pursuant hereto.

6.2	Non-Competition.

6.2.1
As further consideration for the Investor’s agreement to subscribe for the Subscription Shares pursuant to the Subscription Agreement, each of the Promoters agrees that, except as expressly consented to by the Investor in writing, it shall not at any time after the date of this Agreement, directly or indirectly (by itself or through its affiliates) engage in or receive any financial benefit from any Covered Activity, whether as an employer, proprietor, partner shareholder, investor, director, officer, employee, consultant, agent or otherwise.

6.2.2
Without affecting the generality of the above, it is agreed that on and after the date of this Agreement, the Promoters (by themselves or through their affiliates) shall engage in the Business only through the Company or the SMC Group Companies, as the case may be.

6.2.3	Each of the Promoters agrees not to, and to cause its affiliates not to, engage, directly or indirectly in any of the following activities:

6.2.3.1
the use or disclosure of any client database of the Company or SMC Group Companies or other know-how or other information pertaining to the customers or suppliers of the Company or SMC Group Companies;

6.2.3.2	the solicitation of any customers or suppliers of the Company or SMC Group Companies to terminate or otherwise adversely modify their relationship with the Company; or

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6.2.3.3	the solicitation, engagement or retention in any capacity of any employee of the Company or SMC Group Companies or any director, officer or executive of the Company or SMC Group Companies.

6.2.4
Each of the Promoters agrees not to initiate any new activities or expansions related to the Company and the SMC Group Companies’ existing or proposed line of business through any vehicle, including other companies where the Promoters have an interest. Such new initiative if undertaken would be undertaken only under the Company or through a wholly owned subsidiary of the Company.

6.2.5
The Promoters shall endeavor to ensure that the Key Managerial Personnel of the Company shall not assume any executive responsibilities in any other company, without the prior written consent of the Investor for as long as they are employees or executive directors and/or hold executive responsibilities in the Company.

6.2.6
The Promoters agree that during the term of this Agreement they shall not assume any business activity which results in a dilution of the management time spent by them in the activities of the Company or SMC Group Companies. The Promoters further undertake that they shall not commit any act, which has the effect of undermining their fiduciary duties and responsibilities to the Company without the prior written consent of the Investor.

6.2.7
Each of the covenants contained in this Clause 6.2 shall be construed as a separate covenant and if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants of this Clause 6.2, then such covenant shall be deemed included herein only to the extent enforceable as permitted under Applicable Laws for the purpose of such proceeding or any other judicial proceeding to the extent necessary to permit the remaining covenants to be enforced. The restrictions set forth in this Clause 6.2 shall be in addition to any restrictions imposed under the Applicable Laws of any jurisdiction.

6.3
Listing. The Company shall and the Promoters shall ensure that the Equity Shares of the Company are listed on the Bombay Stock Exchange Limited and/or National Stock Exchange Limited within four years from the Effective Date of this Agreement.

6.4	No Pledge. The Investor shall not at any point in time be required to pledge its Securities or provide other support to any third party, including any lenders of funds to the Company.

6.5
Liquidation Preference.  Subject to the provisions of the Act, in the event of any liquidation, dissolution or winding-up of the Company, the Investor shall be entitled to first receive, prior to any distribution to the Promoters and Promoter Group, the proceeds arising from such liquidation, dissolution or winding-up of the Company, to the extent of the Investment Amount. The balance, if any, shall be distributed among the holders of the Equity Shares including the Investor in proportion to their respective shareholding in the Company.

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7.	CONFIDENTIALITY

7.1
Each Party hereby agrees that any information obtained by such Party (the "Receiving Party") which is, or would reasonably be perceived to be, proprietary to any other Party (the "Designated Party") or otherwise confidential, will not be disclosed without the prior written consent of the Designated Party, provided that any information shall not be deemed proprietary or confidential if (i) such information is now or subsequently becomes generally known or available by publication, commercial use or otherwise, through no fault of the Receiving Party, (ii) such information was previously known by the Receiving Party at the time of disclosure from a source other than the Designated Party without violation of an obligation of confidentiality, (iii) such information is independently developed by the Receiving Party without the use of any confidential or proprietary information, (iv) such information is lawfully obtained by the Receiving Party from a third party without violation of a confidentiality obligation, or (v) the Designated Party agrees in writing that such information may be disclosed by the Receiving Party.

7.2
Notwithstanding Clause 7.1 above (i) each Party may disclose such information to its legal counsel, bankers and accountants (provided that such Party shall remain liable for the compliance by such Persons with the provisions hereof), (ii) such information may also be disclosed to the Investor’ lenders, members or shareholders (provided that the Investor shall remain liable for the compliance by such Persons with the provisions hereof), (iii) each Party may disclose such information as is required by Applicable Law, provided that, to the extent permitted by Applicable Law, the other Party is given prompt written notice and opportunity to object as soon as practicable prior to disclosure, and (iv) each Party may disclose such information when necessary to enforce such Party’s rights hereunder.

8.	ADDITIONAL COVENANTS

8.1
No Guarantee/Pledge. The Investor shall not at any point in time be required to pledge their Subscription Shares or provide any guarantee or other support to any third party, including without limitation lenders of Company and/or SMC Group Companies.

8.2
Ethical Business Practices. The Company and SMC Group Companies shall and the Promoters shall ensure that the Company and SMC Group Companies shall ensure that the business practices of Company and SMC Group Companies are ethical and in accordance with Applicable Laws.

8.3
Variances to annual operating budget & business plan. Any proposed variance to the annual operating budget, business plan or estimations in relation to capital expenditure or indebtedness (including giving of security for or guaranteeing debts but excluding (i) loan taken against the investments as appearing in the stock-in trade and investments in third party securities and given as security to exchanges/banks/institution by Company on behalf of SMC Group Companies/SAM Global Securities Limited or SMC Group Companies/SAM Global Securities Limited on behalf of the Company, and (ii) any guarantees given to exchanges on behalf of the Company or any Group Companies or vice versa) beyond 25% of what is stated in the annual operating budget, business plan or estimations along with reasons for such variance shall be brought to the immediate attention of the Board and shall not be implemented without the prior written consent of Investor.

8.4
Financial and accounting records.. The Company shall and the Promoters shall ensure that the Investor is furnished with its quarterly financial statements prepared under Indian GAAP duly translated and audited (if required under Applicable Laws) as per the US GAAP within 42 days of closure of the quarter and annual financial statements prepared in accordance with US GAAP and audited by a Public Company Accounting Oversight Board top 6 accounting firm within 87 days of closure of the financial year, so that the Investor may file the same with the US Securities Exchange Commission.  The Company and the Promoters shall ensure that the Investor is informed of any and all material occurrences on an ongoing basis within 4 working days of such occurrence so that the Investor may file the same with the US Securities Exchange Commission. The right under this Section 8.4 shall survive termination of this Agreement till such time the Investor holds 7.451% of the issued and paid-up share capital of the Company at Completion (including bonus shares and subsequent merger with SAM Global Securities Limited and any 100% subsidiary of the Company)

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8.5
Inspection & Audit Rights of Investor. The Company and SMC Group Companies shall and the Promoters shall ensure that the Company and SMC Group Companies, on receiving a request from Investor provide as soon as practicable to Investor copies of any documents, secretarial, accounting or other records which are prepared and maintained by Company and SMC Group Companies as may be required by Investor. The Investor shall have full and complete access to the premises, records, accounts, documents of Company, SMC Group Companies and their subsidiaries with rights, by itself or through its authorised representatives, to inspect such accounts, records and documents. Provided that the Investor shall ensure compliance of the provisions of the Securities and Exchange Board of India (Insider Trading Provisions), 2000.

8.6
Investor shareholding. Promoters and the Company shall ensure that on completion of the proposed merger of SAM Global Securities Limited with the Company, the Investor will continue to hold at least 14.90% of the post merger issued and paid-up share capital of the Company, provided that, the Investor acquires 14.90% of the issued and paid-up share capital of SAM Global Securities Limited, pursuant to the Share Subscription Agreement executed between the Promoters, SAM Global Securities Limited and the Investor. It is clarified that such shareholding may not be maintained if the Investor divests its shareholding in the Company or SAM Global Securities Limited after Completion.

8.7
The Company shall furnish and the Promoters shall ensure that the Company furnishes to the Investor and/or its assignees/nominees the following information as regards the Company and the SMC Group Companies:

8.7.1
quarterly, semi-annual and unaudited annual financial statements shall be furnished to the Investor within 45 (forty-five) days of the end of each quarter, half-year and annual period. Audited annual financial statements shall be furnished to the Investor within 90 (ninety) days of the end of the period. Financial statements shall be accompanied by a report and a discussion of key issues and variances to the budget and to the previous period;

8.7.2
Management Information System information and reports (in a format agreed upon between the Promoters and Investor including risk assessment reports) shall be provided by the Company to the Investor within 15 (fifteen) days of the end of each month;

8.7.3	any material information including appointment/resignation of any Key Managerial Personnel within a period of 7 (seven) days from the Company possessing knowledge of the same;

8.7.4
all other information reasonably requested by the Investor or by any Investor Director from time to time. Provided that the Investor Director shall and the Investor shall cause the Investor Director to ensure compliance of the requirements of Securities and Exchange Board of India Insider Trading Regulations, 2000.

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8.8
Further Public Offering. If the Promoter and the Company at any time after the Completion and during the term of this Agreement contemplate a Further Public Offering to the public shareholders by offloading their existing Equity Shares, the Investor shall have a right and an option to put up to equal number of the Equity Shares proposed to be offered by the Promoters in such Further Public Offering.

8.9	Annual Operating Budget& Business Plan

8.9.1
Preparation of annual operating budget & business plan. The Company, Promoters and the Investor acknowledge that the Business will be conducted in accordance with an annual operating budget and business plan.

8.9.2
Approval of annual operating budget & business plan. The annual operating budget and business plan shall be subject to approval by the Board. The annual operating budget and business plan may be only be amended subject to approval by the Board.

9.	INDEMNIFICATION

9.1	Indemnification by Company and Promoters.

9.1.1
Without prejudice to any other right available to the Investor in law or under equity, the Company and the Promoters (“Indemnifying Party”) shall jointly and severally indemnify, defend and hold harmless the Investor, their Affiliates, directors, advisors, officers, employees and agents (collectively the “Investor Indemnified Party”), from and against any and all direct and actual liabilities, damages, demands, Claims including third-party claims (“Third-Party Claims”), actions, judgments or causes of action, assessments, interest, fines, penalties, and other costs or expenses (including, without limitation, amounts paid in settlement, court costs and all reasonable attorneys’ fees and out of pocket expenses) (excluding any indirect and remote Third Party Claims or loss of profit or opportunities or such punitive damages) (“Losses”), directly or indirectly, based upon, arising out of, or in relation to or otherwise in respect of:

9.1.1.1	any willful misrepresentation or any breach of any Representation and Warranty, covenant or agreement of the Promoters or Company contained in this Agreement;

9.1.1.2	any liability arising out of willful non compliance of any obligation undertaken by the Company or the Promoters;

9.1.1.3	any liability due to any non-compliance of any Applicable Law, rules or regulations prior to the date of execution of this Agreement and as on the Completion;

9.1.1.4	any Losses arising out of the termination of license obtained by the Company from National Stock Exchange.;

9.1.2
Limitation of Liability. Promoters’ obligation to indemnify the Investor under Clause 9.1.2 will be limited to the extent of and for the amount of shortfall in the Losses that the Company has failed to pay to the Investors in the first place. Further, for the purpose of this Clause 9.1.2, the term Promoters shall only include: (1) Mr. M.C. Gupta, (ii) Mr. S.C. Aggarwal, (iii) Mrs. Sushma Gupta, and (iv) Mrs. Hemlata Aggarwal and no other Promoters as indicated in the Promoter Group.

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9.1.3	Any compensation or indemnity as referred to in Clause 9.1.2 above shall be such as to place the Investor in the same position as it would have been in, had there not been any such Losses.

9.2	Procedure for Indemnification.

9.2.1
The Indemnified Party shall give notice to the Indemnifying Parties of any claim for indemnification ("Claim"), specifying in reasonable detail the factual basis for the Claim, the amount thereof, estimated in good faith, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Claim shall have occurred.

9.2.2
With respect to a Claim solely between the Parties, following receipt of written notice from the Indemnified Party of a Claim, the Indemnifying Party shall have 15 (fifteen) days to make such investigation of the Claim as the Indemnifying Party deems necessary or desirable, and the Indemnified Party agrees to make available to the Indemnifying Party such information as may be reasonably necessary in order to substantiate the Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of the 15 (fifteen) day period to the validity and amount of such Claim, or if the Indemnifying Party fails to notify the Indemnified Party of any dispute with respect to the validity or amount of such Claim within such 15 (fifteen) day period, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the Claim, subject to the terms hereof. If the Indemnified Party and the Indemnifying Part do not agree within the 15 (fifteen) day period, the Indemnifying Party shall immediately pay to the Indemnified Party the amount of such Claim to the extent the Parties agree or the amount of the Claim is undisputed, and the Indemnified Party may seek appropriate remedy at law or equity, as applicable, subject to the limitations hereof, with respect to any portion of its Claim not paid by the Indemnifying Party hereunder.

9.3
Third-Party Claims. The obligations and liabilities of each Party under Clause 9.1 related to a claim asserted against the Indemnified Party by any third Person ("Third-Party Claim") shall be subject to the following terms and conditions:

9.3.1
At any time after receipt of notice of any Third-Party Claim asserted against, imposed upon or incurred by an Indemnified Party, the Indemnified Party shall notify the Indemnifying Party of such claim in writing. The Indemnifying Party shall be entitled, at its own expenses, to participate in and, upon written request from the Indemnified Party, shall undertake the defense thereof in good faith by counsel of the Indemnifying Party’s own choosing, which counsel shall be satisfactory to the Indemnified Party, provided, however, that (i) the Indemnified Party shall at all times have the option, at its own expense, to participate fully therein (without controlling such action) and (ii) if in the Indemnified Party’s judgment a conflict of interest exists such Indemnified Party shall be entitled to select counsel of its own choosing reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel.

9.3.2
If within 15 (fifteen) days after written notice to the Indemnified Party of the Indemnifying Party’s intention to undertake the defense of any Third-Party Claim the Indemnifying Party shall fail to defend the Indemnified Party against such Third Party Claim, the Indemnified Party will have the right (but not the obligation) to undertake the defense and/or enter into a compromise or settlement of such Third-Party Claim on behalf of, and for the account and at the risk of, the Indemnifying Party.

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9.3.3
Each Party shall provide the Indemnified Party with access to all records and documents within such Party’s possession, custody or control relating to any Third Party Claim, and shall otherwise co-operate with the Indemnified Party with respect to any Third-Party Claim.

9.4
Other Rights and Remedies Not Affected. The indemnification rights of the Parties under this Clause 9 are independent of, and in addition to, such rights and remedies as the Parties may have at law or in equity or otherwise for any intentional or knowing misrepresentations, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any Party, including the right to seek specific performance, rescission, restitution or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

10.	TERM

This Agreement shall enter into effect from the Effective Date and shall continue in force until the earlier of:

(i) the Investor failing to hold at least 7.451% of the issued and paid-up share capital of the Company at Completion. For computing the paid-up equity share capital the bonus shares and subsequent increase in the capital pursuant to the merger with SAM Global Securities Limited and any 100% subsidiary of the Company shall be included, or

(ii) unless terminated earlier in accordance with Clause 11 below, or

(iii) (a) listing of the Equity Shares of the Company on the Bombay Stock Exchange Limited and/or the National Stock Exchange Limited, or (b) four years from the Effective Date, whichever is later.

11.	TERMINATION

11.1	This Agreement may be terminated as follows:

11.1.1	If so agreed in writing by Promoters and Investor;

11.1.2
By either the Promoters or the Investor with immediate effect by notice in writing to the other Parties if the Company is declared insolvent, bankrupt, industrially sick, or is unable to pay its debts, or enters into a compromise or any arrangement with its creditors, or in the event that a trustee, receiver or liquidator is appointed to take over all or a substantial part of the assets of Company or if Company is liquidated or dissolved;

11.1.3
If the Promoters or any of them (the “Defaulting Party”) commits any Material Breach under this Agreement, the Investor may terminate this Agreement with immediate effect if such Material Breach by giving a notice to the Promoters for of such Material Breach and such Material Breach is not remedied within thirty (30) days after receipt by the Defaulting Party of a written notification of default from the Investor;

11.1.4
With respect to Promoters or Investor, if either Promoters or Investor is declared insolvent, bankrupt, industrially sick or is unable to pay its debts, or enters into a compromise or any arrangement with its creditors, or in the event that a trustee, receiver or liquidator is appointed to take over all or a substantial part of the assets of the Promoters or the Investor or the if the Promoters or the Investor is liquidated or dissolved, the other of the Promoters or Investor that continues in existence may by written notice terminate this Agreement with immediate effect.

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11.2           Consequences of Material Breach

11.2.1
In the event of termination of this Agreement by the Investor under Clause 11.1.3, then without prejudice to any other rights and remedies otherwise available to the Investor under law or this Agreement, the Investor shall have the right, exercisable at its sole discretion, at any time within Sixty (60) days of the effective date of termination of this Agreement to sell all or any of the Securities of the Company held by the Investor and/or its Affiliates to the Promoters in accordance with Clause 11.2.3 at the price determined in accordance with Clause 11.2.4 (“Put Option”).

11.2.2
On expiry of the 60-day period prescribed above, the Investor shall have the right to require the appointment of an independent valuer (“Independent Valuer”) for determining the fair market value of the Equity Shares of the Company. The costs of the Independent Valuer shall be borne and paid by the Company. The fair market value of the Shares of the Company determined by the Independent Valuer is herein referred to as the “FMV”. For the purpose of determining the FMV, the Independent Valuer shall value the Company and the SMC Group Companies on a going concern basis. The Independent Valuer shall use its best efforts to determine the FMV within thirty (30) days from the date of its appointment.

11.2.3	Put Option.

11.2.3.1
In the event of termination of this Agreement under Clause 11.1.3, the Investor shall have the right and option to call upon the Promoters to purchase all but not less than all the Securities held by the Investor (together with all Equity Shares held by Affiliates) in the Company by a written notice (“Put Option Notice”).

11.2.3.2
On receipt of a Put Option Notice the Promoters shall be obliged to purchase all of the Shares of Company held by the Investor and its Affiliates within a period of sixty (60) days from the date of receipt of the Put Option Notice.

11.2.5	PutOption Price: The “Put Option Price” shall be determined by increasing the FMV by a premium of Five Percent (5%).

Provided however that, subject to Applicable Law, the Option Price shall not at any time be less than the Subscription Consideration less the consideration derived on selling Equity Shares held by the Investor and Affiliates.

12.	RESOLUTION OF DISPUTES

12.1
Amicable Settlement: If any dispute arises between Investor and/or the Promoters and/or Company during the subsistence of this Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged breach of any provision of this Agreement or regarding a question, including the question as to whether the termination of this Agreement by one Party hereto has been legitimate (“Dispute”), the disputing Parties hereto shall endeavor to settle such Dispute amicably. The attempt to bring about an amicable settlement shall be considered to have failed if not resolved within 60 days from the date of the Dispute.

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12.2
Conciliation: If the Parties are unable to amicably settle the Dispute in accordance with Clause 12.1 within the period specified therein, the Parties shall forthwith but not later than 30 days after expiry of the aforesaid period, refer the Dispute to a retired High Court Judge or a reputed Chartered Accountant acceptable to both parties for resolution of the said Dispute. The attempt to bring about such resolution shall be considered to have failed if not resolved within 30 days from the date of receipt of a written notification in this regard.

12.3
Arbitration: If the Parties are unable to amicably settle the Dispute in accordance with Clause 12.2 within the period specified therein, any Party to the Dispute shall be entitled to serve a notice invoking this Clause and making a reference to an arbitration panel of three arbitrators. Each party to the dispute shall appoint one arbitrator within 30 days of receipt of the notice of the Party making the reference, and the two arbitrators, so appointed shall appoint a third arbitrator. The Arbitration proceedings shall be held in accordance with the rules of the Singapore International Arbitration Center (SIAC). The decision of the arbitration panel shall be binding on all the Parties to the Dispute.

12.3.1	The place of the arbitration shall be Singapore.

12.3.2	The proceedings of arbitration shall be in the English language.

12.3.3
The Arbitrator’s award shall be substantiated in writing. The court of arbitration shall also decide on the costs of the arbitration proceedings. In case the arbitrators have not decided on the costs of the arbitration proceedings, each Party to the Dispute shall bear its own costs, in relation to the arbitration proceedings.

12.3.4	The award shall be binding on the Parties subject to the Applicable Laws in force and the award shall be enforceable in any competent court of law.

12.3.5	The Indian courts shall have exclusive jurisdiction.

13.	GOVERNING LAW

This Agreement shall be governed by and construed under the laws of India, without regard to the conflicts of law provisions thereof.

14.	NOTICES

14.1
Any notice or other communication that may be given by one Party to the other shall always be in writing and shall be served either by (i) hand delivery duly acknowledged; or (ii) sent by registered post with acknowledgment due; or (iii) by facsimile at the respective addresses set out herein below or at such other address as may be subsequently intimated by one party to the other in writing as set out herein. If the notice is sent by facsimile, the said notice shall also be sent by registered post acknowledgment due.

The Investor:	Millennium India Acquisition Company Inc.
Address:	330 East, 38th Street, suite 46C, New York, NY 10016, USA
Tel:	+1 917 528 5632
Attention:	Mr. Jacob Cherian

With a copy to:

(i)	Ira Roxland
         Sonnenschein Nath & Rosenthal LLP
1221 Aevnue of the Americas
New York, NY 10020-1089
Fax: +1 212 768 6800

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(ii)	Rajesh Begur
A.R.A. LAW
3/F Mahatma Gandhi Road
Charni Road (West)
Mumbai – 400 002
Fax: +91 22 2284 1800

The Company:      SMC Global Securities Limited
Address:	17, Netaji Subhash Marg, Darya Ganj, New Delhi
Tel:	(+91) 11-3011 1000
Facsimile:	(+91) 011-2362 3297
Attention:	Mr. S.C. Aggarwal

The Promoters:	Mr. S.C. Aggarwal
Address:	C-335, Saranwati Vihar, New Delhi-110 088
Tel: (+91) 011 3011 1000
Facsimile: (+91) 011-2362 3297

14.2
All notices shall be deemed to have been validly given on (i) the business date immediately after the date of transmission with confirmed answer back, if transmitted by facsimile transmission, or (ii) the business date of receipt, if sent by courier or hand delivery; or (iii) the expiry of seven days after posting, if sent by registered post.

14.3	Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other Party not less than 10 days prior written notice.

15.	MISCELLANEOUS

15.1
Reservation of Rights: No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision, and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights other than that expressly stipulated in this Agreement.

15.2
Cumulative Rights: All remedies of either Party under this Agreement whether provided herein or conferred by statute, civil law, common law, custom or trade usage, are cumulative and not alternative and may be enforced successively or concurrently.

15.3
Partial Invalidity: If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision. Provided however, if said provision is fundamental provision of this Agreement or forms part of the consideration or object of this Agreement, the provision of this Clause shall not apply.

15.4
Amendments: No modification or amendment of this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by all the Parties. The Parties may mutually agree to amend or waive any terms of this Agreement.

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15.5
Assignment: This Agreement and the rights and liabilities hereunder shall bind and inure to the benefit of the respective successors of the Parties hereto, but no Party shall assign or transfer any of its rights and liabilities hereunder to any other Person without the prior written consent of the other Parties which will not be unreasonably withheld. Notwithstanding anything stated above, the Investor shall be entitled to assign its rights and obligations hereunder to any of its Affiliates or its holding company or ultimate parent company or their Affiliates, without the consent of the other Parties. Provided that the Shares held by the Affiliate shall be re-transferred to the Investor before it ceases to be such Affiliate.

15.6
Entire Agreement: This Agreement constitutes the entire Agreement between the Parties with respect to the purchase of the Subscription Shares and supersedes and cancels any prior oral or written agreement, representation, understanding, arrangement, communication or expression of intent relating to the subject matter of this Agreement.

15.7
Relationship: None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and no Party shall have any authority to bind the other Party otherwise than under this Agreement or shall be deemed to be the agent of the other in any way.

15.8
Costs: Each Party shall bear its own expenses incurred in preparing this Agreement. The stamp duty and other costs payable: (i) on this Agreement, and (ii) the issue of Subscription Shares to the Investor, shall be borne by the Promoters and/or the Companies or SMC Group Companies.

15.9
Force Majeure: No Party shall be liable to the other if, and to the extent, that the performance or delay in performance of any of its obligations under this Agreement is prevented, restricted, delayed or interfered with due to circumstances beyond the reasonable control of such Party, including but not limited to, Government legislations, fires, floods, explosions, epidemics, accidents, acts of God, wars, riots, strikes, lockouts, or other concerted acts of workmen, acts of Government and/or shortages of materials. The Party claiming an event of force majeure shall promptly notify the other Parties in writing, and provide full particulars of the cause or event and the date of first occurrence thereof, as soon as possible after the event and also keep the other Parties informed of any further developments. The Party so affected shall use its best efforts to remove the cause of non-performance, and the Parties shall resume performance hereunder with the utmost dispatch when such cause is removed.

15.10
Severance: Any provision of this Agreement which is invalid or unenforceable under Applicable Law shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the validity, legality and enforceability of the remaining provisions hereof. Should any provision of this Agreement be or become ineffective for reasons beyond the control of the Parties including any provisions under Applicable Law, the Parties shall use reasonable efforts to agree upon a new provision which shall as nearly as possible have the same commercial effect as the inefficient provision.

15.11
Survival. The provisions of Clause 4.1.1.1, Clause 8.4 and this Clause 15.11 shall survive the termination of this Agreement. To give effect to the intent under the Agreement Clause 11.2 and Clause 12 and this Clause 15.11 shall survive the termination of this Agreement.

15.12
Execution in Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

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15.13
Authorisation: The persons signing this Agreement on behalf of the Parties represent and covenant that they have the authority to so sign and execute this document on behalf of the Parties for whom they are signing.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET AND SUBSCRIBED THEIR RESPECTIVE HANDS TO THESE PRESENTS ON THE DAY, MONTH AND YEAR HEREIN WRITTEN:

Millennium India Acquisition Company Inc.	SMC Global Securities Limited

Name: Mr. F Jacob CHERIAN	Name: Mr. S.C. AGGARWAL
Title: CEO & President	Title: Chairman and
Managing Director

Name: Mr. Suhel KANUGA
Title: CFO and Exec Vice President

PROMOTERS AND PROMOERS GROUP

Mr. M.C. GUPTA	Mr. S.C. AGGARWAL

Mr. S.C. AGGARWAL
(for and on behalf of following companies: (i) SMC Comtrade Limited, (ii) DSP Insurance Brokers Limited, (iii) Nexgen Capitals Limited, (iv) SMC Comex International DMCC, (v) Abhichaya Investment Private Limited, and (vi) Pulin Investment Private Limited pursuant to respective board resolution dated May      , 2007)

Mr. S.C. AGGARWAL and Mr. M.C. Gupta (for and on behalf of the Promoter Group)

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SCHEDULE 1

PROMOTER AND PROMOTER GROUP

Name of Shareholders	No. of Shares	Percentage
Mahesh C. Gupta	1,024,850	11.62
Subhash Chand Aggarwal	1,009,550	11.45
Sushma Gupta	833,100	9.45
Hemlata Aggarwal	828,500	9.39
Ginni Devi	220,000	2.49
Madan Gopal Aggarwal	98,400	1.12
Dinesh Chand Gupta	100,100	1.14

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SCHEDULE 2

COMPANY AND SMC GROUP COMPANIES

S. No.	Name of Company	Status	Activity

1. 2.	SMC Global Securities Limited SMC Group Companies
•  Registered as Member with NSE for Capital Market
•  Registered as Member with NSE as trading and clearing member in F&O segment Dealer of OTCEI and Member of Ludhiana Stock Exchange
•  AMFI registered mutual fund distributor
• Trading/ Broking in: - Capital Market Segment - Future & Option Market Segment • Mutual Fund Distribution • IPO Distribution • Online trading • Clearing member (F & O)
a)	SMC Comtrade Limited	Member NCDEX and MCX	Trading/Broking in Commodities
b)	SMC Comex International DMCC	Member DGCX	Trading/Broking in Commodities
c)	DSP Insurance Brokers Private Limited	Direct broker registered with IRDA	Broking and distribution of life and non-life insurance products
d)	Pulin Investment Private Limited	Investment Company	Investment
e)	Abhichhaya Investment Private Limited	Investment Company	Investment
f)	Nexgen Capitals Limited	Category-I Merchant Banker	Merchant Banking Activities

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SCHEDULE 3

KEY MANAGERIAL PERSONNEL

No.	Name	Designation	Experience	Profile and their responsibilities
1.	Mr. S.C. Aggarwal	Promoter of SMC Group Chairman and Managing Director Of SMC Global Securities Limited	21
Mr. Subhash Chand Aggarwal aged about 51 years is the Chairman & Managing Director of the SMC Global Securities Limited. Mr. Aggarwal is a fellow member of the Institute of Chartered Accountants of India (ICAI). He is the founder and promoter of the SMC Group. He has vast experience, in-depth knowledge and strong understanding of all the intricacies of the Securities market and Financial Services. Being in the stock broking business for the past 21- years, he has seen all the phases of stock markets and handled all the matters efficiently. His exceptional leadership skills and outstanding commitments have made this group one of the leading brokerage and distribution houses of the country. He looks after the whole, of the affairs of the group. Under his leadership the group has expanded its business from stock broking and arbitrage to distribution of Mutual Funds, IPOs, Insurance Products, Category-I merchant banking activities, depository participant services and also ready to start proposed portfolio management services in which the regulatory approval is awaited. Mr. S.C. Aggarwal is the visionary, who planted the sapling of the giant tree called SMC, beside, Mr. Mahesh C. Gupta. With rock solid reserve and firm commitment, he has shaped his vision to reality. He assigns top priority to the principles of transparency, honesty and integrity in all our dealings.

2.	Mr. Mahesh C. Gupta	Promoter of SMC Group Chairman and Managing Director of SMC Comtrade Limited. Chairman Nexgen Capitals Ltd. Director DSP Insurance Brokers (P) Ltd. Director SMC Comex International DMCC	21
 Mr. Mahesh Chand Gupta, Chairman   Managing Director of SMC COMTRADE LTD. is also the founder and promoter of SMC. Mr. Gupta is a fellow member of the Institute of Chartered Accountants of India (ICAI). He is an embodiment of professional excellence. He has a rich experience of more than 21-years in the capital market. His exceptional leadership skills and outstanding commitment has made SMC as one of the leading investment solutions and services provider. His specialization in risk management and surveillance and their disciplined style of working is an inspiration to the workforce of SMC. His experience of the securities as well as the commodity market and their leadership qualities has made SMC a force to reckon with. Mr. Mahesh C. Gupta is the visionary, who planted the sapling of the giant tree called SMC, beside, Mr. S.C. Aggarwal. With rock solid reserve and firm commitment, he has shaped his vision to reality. He assigns top priority to the principles of transparency, honesty and integrity in all our dealings.

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3.	Mr. D.K. Aggarwal	Director SMC Comex International DMCC	15
Mr. D.K. Aggarwal aged about 44-years is a fellow member of the Institute of Chartered Accountants of India (ICAI). He has vide and rich experience of more than 15-years in securities and commodities market. He is managing, controlling and supervising the entire arbitrage business of SMC in commodities & securities market. He is also director in  SMC Comex International DMCC one of our group companies.

4.	Mr. Rakesh Gupta	Director SMC Global Securities Ltd.	11
Mr. Rakesh Gupta aged about 33 years is proposed executive director of SMC. Mr. Rakesh Gupta is a Fellow Member of The Institute of Chartered Accountants of India (ICAI). He has wide and rich experience of more than 11 years of consultancy on legal, secretarial, taxation and other corporate issues.  Beside the above he has strong knowledge of securities, commodities and depository participants operations.

5.	Mr. Pradeep Aggarwal	Director –SMC Global Securities Ltd.	15
Mr. Pradeep Aggarwal aged about 37 years is a director SMC Global Securities Ltd. Mr. Aggarwal is a Graduate from the University of Delhi. He has more than 15 Years of experience in Securities and Commodities Market. He has rich expertise in Arbitrage business. He is managing and supervising the Arbitrage business of the Company.

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6.	Mr. Narender Balasia	EASTERN REGION HEAD- SMC	15
Mr. Narender Balasia aged about 35 is a Graduate from the Kolkata University. He has more than 15 Years of experience in Securities and Commodities Market and distribution of Mutual Funds & IPO’s. He is managing and supervising the entire business of SMC in Eastern Region.

7.	Mr. Rajesh Jain	(Vice President-Research & Development)	16
Mr. Rajesh Jain aged about 45 years is an MBA from Maharashi Dayanand University, Rohtak. He is the promoter of the sites www.stockmarketmessages.com & www.crnindia.com, which are leading web-sites on “Indian Stock Market”. He has conducted seminars at BITS Pilani, ICFAI, ICAI, and IMS. Appeared on CNBC; and wrote articles in leading national dailies including HT. He is one of the distinguished speakers of the Investor awareness seminars conducted by the Company. Being in the capital markets' research & development for the past 16 years, He heads the Research wing of the Company.

8.	Mr. Suman Kumar	Company Secretary & Head Legal	6
Mr. Suman Kumar aged about 31 years is B.Sc. Maths (H), Law Graduate from University of Delhi and an Associate Member of The Institute of Company Secretaries of India (ICSI). He has more than 6 years of experience and expertise in legal and secretarial matters. He is one of the distinguished speakers of the Investor awareness seminars conducted by the Company. He is handling legal and secretarial matter of SMC.

9.	Mr. Mohit Shygle	Vice President-Marketing	6
 Mr. Mohit Shyngle aged about 33 years is a Graduate from Delhi University. He has played an important role in the business expansion of the Company. He has wide and rich experience of more than 6 years in marketing, business expansion and clients dealing in the securities market. He is Vice President Marketing of the Company.

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SCHEDULE 4

SHAREHOLDING STRUCTURE OF COMPANY AND SMC GROUP COMPANIES

SMC GLOBAL SECURITIES LIMITED

Name of Shareholders	No. of Shares	Percentage
Mahesh C. Gupta	1,024,850	11.62
Subhash Chand Aggarwal	1,009,550	11.45
Sushma Gupta	833,100	9.45
Hemlata Aggarwal	828,500	9.39
Ginni Devi	220,000	2.49
Madan Gopal Aggarwal	98,400	1.12
Dinesh Chand Gupta	100,100	1.14
Millennium India Acquistion Company Inc	1,314,054	14.90
Others	3,390,600	38.45

Total	8,819,154	100.00

SMC COMTRADE LIMITED

Name of Shareholder	No. of shares held	Percentage

SMC GLOBAL SECURITIES LTD.	99994	99.994
M.G. Aggarwal	1	0.001
Sushma Gupta	1	0.001
Hemlata Aggarwal	1	0.001
Shyam Sunder Gupta	1	0.001
S.C. Aggarwal	1	0.001
Mr. Mahesh C. Gupta	1	0.001

TOTAL	100000	100

SMC COMEX INTERNATIONAL DMCC

Name of Shareholder	No. of shares held	Percentage

SMC Comptrade Limited	1300	100
	1300	100

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ABHICHHAYA INVESTMENTS PRIVATE LIMITED

Name of Shareholder	No. of shares held	Percentage

Promoters
SMC Comtrade Limited	18,200	39.91
SAM Global Securities Ltd.	12,200	26.75
Others	15,200	33.34
TOTAL	45600	100

PULIN INVESTMENTS PRIVATE LIMITED

Name of Shareholder	No of shares held	Percentage

SMC Comtrade Limited	14,000	39.88
SAM Global Securities Ltd.	9,400	26.78
Others	11,700	33.34
TOTAL	35100	100

NEXGEN CAPITALS LIMITED

Name of Shareholder	No of shares held	Percentage

Abhichhaya Investments (P) Ltd.	1141897	44.93
Pulin Investments (P) Ltd.	1195363	47.03
SMC Comtrade Limited	69,600	2.74
Others	134,800	5.3
TOTAL	2541660	100

DSP INSURANCE BROKERS (PRIVATE) LIMITED

Name of Shareholder	No of shares	Percentage

SMC Comtrade Limited	599,900	99.983
Mahesh C Gupta	100	0.017
TOTAL	600000	100

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SCHEDULE 5

AMENDED ARTICLES OF ASSOCIATION

[To be agreed and attached separately in a form acceptable to the Investor]

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SCHEDULE 6

SPECIFIED MATTERS

The Specified Matters listed below shall apply to each SMC Group Company mutatis mutandis.

a.	Any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of any class of shares;

b.
Till the expiry of 2 (two) years from the Completion Date or till the Company lists its Shares on the Bombay Stock Exchange or the National Stock Exchange, whichever is later, any action that authorizes, creates or issues shares including rights issue of any class or series of shares and the valuation in respect of all fresh issues, buy backs, splits, issuance of convertible debt/instruments or Securities, bonuses, debt restructuring involving conversion into equity, redemption of preference shares etc and modification of the capital structure;

c.
Any capital expenditure or indebtedness (including giving of security for or guaranteeing debts but excluding (i) loan taken against the investments as appearing in the stock-in trade and investments in third party securities and given as security to exchanges/banks/institution by Company on behalf of SMC Group Companies/SAM Global Securities Limited or SMC Group Companies/SAM Global Securities Limited on behalf of the Company, and (ii) any guarantees given to exchanges on behalf of the Company or any Group Companies or vice versa) beyond 25% of that budgeted for in the annual business plan (including a revised annual business plan) that is approved by the Board of Directors;

d.	Any merger, acquisition or consolidation which does not fall under point (e) or effects the paid-up capital of the company;

e.
Any acquisition of existing entity or business from any third party in financial services (broking, insurance, forex, commodities) exceeding INR 41 million and the proposed merger of SAM Global Securities Limited with the Company;

f.	Any transfer of Securities held by the Promoters or the Company otherwise than as permitted under this Agreement;

g.	Declaration of dividend;

h.	Redemption of any class or series of Securities otherwise than on the terms as previously agreed by the Investor;

i.	Creation and modification of an employee stock option plan including the terms and conditions of their granting and vesting and/or the issuance of employee stock options;

j.	Any compensation packages to Promoters or the Key Managerial Personnel, which is above market compensation packages;

k.	Amendments or any proposal to amend the Memorandum or Articles of Association of the company;

l.
Commencement of any new line of business or acquisition of shares (other than investment in IPOs, mutual funds and purchase of shares from secondary market in Ordinary Course of Business) or interest of a company or entity or firm, which is unrelated to the Business.

m.	Changes to material accounting or tax policies or practices other than those required by Applicable Law;

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n.
Recommend, giving or renewing of security for or the guaranteeing of debts or obligations of the Company or SMC Group Companies or SAM Global Securities Limitedother than in the Ordinary Course of Business;

o.	Any change in the financial year for preparation of audited accounts;

p.	Any resolution for removal of statutory auditors;

q.	Winding up and /or liquidation;

r.
Any agreement, arrangement, transaction to sell or assignment of intellectual property rights including those relating to copyrights, trademarks, patents and designs belonging to the Company, other than in the normal course of business;

s.	The accounting policy and policies for the dispensation of cash, payments, receivables;

t.	Any commitment or agreement to do any of the foregoing.

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SCHEDULE 7

DEED OF ADHERENCE

THIS DEED OF ADHERENCE ("Deed"), dated ˜ day of ˜ 200˜ by and among (1) ˜ a company incorporated and registered under the laws of ˜ and having its registered office at ˜ ("Covenanter"); and (2) MILLENNIUM INDIA ACQUISITION COMPANY INC. a company organised under the laws of the State of United States of America and having its office address at 330 East, 38th Street, suite 46C, New York, NY 10016, USA (“Investor”) (3) SMC GLOBAL SECURITIES LIMITED, a company incorporated under the Indian Companies Act, 1956, having its registered office [˜] (hereinafter referred to as “Company”); (4) MR. S.C. AGGARWAL (“Promoter No. 1”), son of Mr. M. G. Aggarwal, Indian inhabitant, residing at C-335, Saraswati Vihar, New Delhi-110088; (5) MR. M.C. GUPTA, (“Promoter No. 2”), son of Mr. S.S. Gupta, Indian inhabitant residing at C-39, Anand Vihar I.P. Extention, New Delhi-110092, both promoters of SMC Global Securities Limited;(hereinafter collectively referred to as “Promoters”).

In this Deed, the Investor, Promoters and Company are collectively referred to as the "Existing Parties".

THIS DEED IS SUPPLEMENTAL to the Shareholders Agreement dated as of Ä 2007 among the Existing Parties attached as Annexure "1" to this Deed (the "Shareholders Agreement").

W H E R E A S:

Pursuant to the Shareholders Agreement, the Covenanter and the Existing Parties desire to enter into this Deed of Adherence to provide that the provisions of the Shareholders Agreement would be binding on the Covenanter.

NOW THEREFORE, the parties hereto hereby agree as follows:

1.	The Covenanter hereby confirms that a copy of the Shareholders Agreement has been made available to the Covenanter.

2.	The Covenanter shall observe, perform and be bound by the provisions of the Shareholders Agreement with effect from the date on which the Covenanter is registered as a member of Company.

3.
The Covenanter hereby covenants that it shall not undertake any act of omission or commission, which is or may be contrary to the provisions of the Shareholders Agreement, prejudicial to any of the rights or interests of the Existing Parties pursuant to the terms of the Shareholders Agreement or which may impede or render ineffective any action undertaken by any of the Existing Parties in exercise of its rights under the Shareholders Agreement.

4.
The parties hereto agree that the obligations imposed on the Covenanter hereunder are special, unique and of an extraordinary character, and that, in the event of breach by the Covenanter damages would not be an adequate remedy and therefore the Existing Parties as the case may be, shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The remedy set forth in this Clause is cumulative and shall in no way limit any other remedy available under law, in equity or pursuant hereto.

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5.
The Deed of Adherence shall be governed in all respects by the laws of India and all issues relating to disputes arising from the terms of this Deed of Adherence and resolution thereto shall be governed by the provisions of the Shareholders Agreement in particular paragraphs Clauses 12 and 13 and same shall deemed to be incorporated into this Deed of Adherence by reference.

Millennium India Acquisition Company Inc.

_______________________________
Name:
Title:
Authorization:

SMC Limited

_______________________________
Name:
Title:
Authorization:

[Promoters]

_______________________________
Name:
Title:
Authorization:

[Covenanter]

_______________________________
Name:
Title:
Authorization:

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